Exhibit 99.1

Hoth Therapeutics Announces Positive Initial Data in Phase 2a Clinical Trial

Reports 50% Reduction in Pruritus (Mean Score Dropped from 1.6 to 0.8) by Day 21 in
Open-Label Portion of CLEER HT-001 Phase 2a clinical Trial for Cancer EGFR Inhibitor-Induced Skin Toxicities

Key Interim Results (Day 1–21):

●	Patients experienced a 50% reduction in pruritus severity, with mean scores dropping from 1.6 on Day 1 to 0.8 by Day 21.

●	Rapid symptom relief was observed, with mean scores improving to 1.0 by Day 7.

●	Some patients achieved complete resolution of pruritus within the 21-day period.

●	HT-001 was well tolerated, with no treatment-related serious adverse events reported.

New York, NY — April 15, 2025 — Hoth Therapeutics, Inc.(NASDAQ: HOTH), a biopharmaceutical company focused on developing innovative therapies for patients with high unmet medical needs, today announced positive interim data from the open-label portion of its Phase 2a clinical trial, CLEER-001, evaluating HT-001 for the treatment of pruritus associated with skin toxicities caused by Epidermal Growth Factor Receptor (EGFR) inhibitors.

EGFR inhibitors, widely used in oncology, are often associated with skin-related adverse effects, including intense itching, which can impair quality of life and reduce treatment compliance. HT-001 is designed to address this significant unmet need.

Key Interim Results (Day 1–21):

●	Patients experienced a 50% reduction in pruritus severity, with mean scores dropping from 1.6 on Day 1 to 0.8 by Day 21.

●	Rapid symptom relief was observed, with mean scores improving to 1.0 by Day 7.

●	Some patients achieved complete resolution of pruritus within the 21-day period.

●	HT-001 was well tolerated, with no treatment-related serious adverse events reported.

“These findings support the potential of HT-001 to deliver meaningful relief for cancer patients experiencing EGFR-related pruritus,” said Robb Knie Chief Executive Officer of Hoth Therapeutics. “Cutaneous toxicities can significantly impact quality of life and may interfere with treatment. Our goal is to provide a safe and effective therapy that enhances patient comfort and continuity of care. This data along with our initial results released in January give us further belief in the promise of HT-001.”

The CLEER-001 study is ongoing, with both cohorts in effect including the randomized, double-blind portion of the trial.

Hoth would like to thank Mr. Graig Springer who will be leaving our board as his professional position and family life both expand. Mr. Springer has not only been a superb board member, but he has been a great sounding board for the company and we wish Graig much success in all his endeavors.

About HT-001

HT-001 is a proprietary, non-steroidal topical formulation under development for the treatment of pruritus and other inflammatory skin conditions associated with targeted cancer therapies. Designed for localized application, HT-001 aims to alleviate itching and irritation without the systemic side effects of traditional treatments.

About Hoth Therapeutics, Inc.

Hoth Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing innovative, impactful, and ground-breaking treatments with a goal to improve patient quality of life. We are a catalyst in early-stage pharmaceutical research and development, elevating drugs from the bench to pre-clinical and clinical testing. Utilizing a patient-centric approach, we collaborate and partner with a team of scientists, clinicians, and key opinion leaders to seek out and investigate therapeutics that hold immense potential to create breakthroughs and diversify treatment options. To learn more, please visit https://ir.hoththerapeutics.com/ .

Forward-Looking Statement

This press release includes forward-looking statements based upon Hoth's current expectations, which may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws, and are subject to substantial risks, uncertainties, and assumptions. These statements concern Hoth's business strategies; the timing of regulatory submissions; the ability to obtain and maintain regulatory approval of existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain; the timing and costs of clinical trials, and the timing and costs of other expenses; market acceptance of our products; the ultimate impact of any health epidemic, on our business, our clinical trials, our research programs, healthcare systems, or the global economy as a whole; our intellectual property; our reliance on third-party organizations; our competitive position; our industry environment; our anticipated financial and operating results, including anticipated sources of revenues; our assumptions regarding the size of the available market, benefits of our products, product pricing, and timing of product launches; management's expectation with respect to future acquisitions; statements regarding our goals, intentions, plans, and expectations, including the introduction of new products and markets; and our cash needs and financing plans. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. You should not place reliance on these forward-looking statements, which include words such as "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" or similar terms, variations of such terms, or the negative of those terms. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee such outcomes. Hoth may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section titled "Risk Factors" in Hoth's most recent Annual Report on Form 10-K and Hoth's other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as Hoth's current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. Hoth cannot guarantee future results, events, levels of activity, performance, or achievements. Hoth does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events, or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Investor Contact:

LR Advisors LLC
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com
Phone: (678) 570-6791